Exhibit 21.1

THE HACKETT GROUP, INC.

LISTING OF SUBSIDIARIES

THE HACKETT GROUP, INC. SUBSIDIARIES	JURISDICTION
The Hackett Group Australia Pty Limited	Australia
REL Consultores Internacionais S/C Ltda.	Brazil
Scott Mednick & Associates	California
The Hackett Group Canada, Inc.	Canada
Answerthink Consulting Group Ltd.	Canada
triSpan, Inc.	Delaware
EZ Commerce Global Solutions, Inc.	Delaware
Resource Evaluation, Inc.	Delaware
THINK New Ideas, Inc.	Delaware
Beacon Analytics, Inc.	Florida
CFT Consulting, Inc.	Florida
GCSB Acquisition Corporation	Florida
Epic Acquisition Corporation	Florida
Resource Evaluation SAS	France
The Hackett Group GmbH	Germany
REL Consultancy Group GmbH	Germany
REL Consultancy Group SRL	Italy
Infinity Consulting Group, Inc.	Indiana
Advis Acquisition Corporation	Massachusetts
Legacy Technology, Inc.	Massachusetts
REL de Mexico, SA de CV	Mexico
The Hackett Group NV	Netherlands
Delphi Partners, Inc.	New Jersey
On Ramp, Inc.	New York
SD Goodman Group, Inc.	New York
The Hackett Group, Inc.	Ohio
Group Cortex, Inc.	Pennsylvania
Answerthink (India) Ltd.	Republic of India
Answerthink Consulting India Private Ltd.	Republic of India
REL Consultancy PTE Limited	Singapore
REL Consultancy Group SL	Spain
The Hackett Group (Suisse) AG	Switzerland
Hackett – REL Limited	United Kingdom
REL Consultancy Group Limited	United Kingdom
Resource Evaluation Limited	United Kingdom
The Hackett Group Limited	United Kingdom